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                                      AGREEMENT

     THIS AGREEMENT is made and entered into this 24th day of November, 1993 by and between HENRY COMPANY, a California Corporation ("Henry"), and PAUL H. BEEMER ("Beemer").

                                       Recitals

     A. Effective as of January 1, 1987, the parties to this Agreement entered into a Retainer Agreement, which Agreement was for a term of seven
(7) years, ending on December 31, 1993.

     B. Henry desires that the retainer services of Beemer continue to be available and Beemer is agreeable to Henry's request.

     C. Henry and Beemer, by this Agreement, desire to restate the basis upon which Beemer will continue for the term of this Agreement to make his services available to Henry.

     NOW, THEREFORE, it is mutually agreed as follows:

     1. Beemer shall hold himself available to Henry, for the term of this Agreement, to render advisory services with the status of an independent contractor.

     2. Beemer shall not accept employment as an officer, director, employee, advisor or in any other capacity with any business entity which is engaged in substantially the same business as Henry and which would be considered competition to Henry within the marketing areas presently occupied or which may hereafter be occupied by Henry.

     3. This Agreement is for an initial term of three (3) years, starting on the 1st day of January, 1994 and shall continue thereafter on a year-to-year basis, subject to being terminated on the end of any year by Henry or Beemer by giving written notice to the other at least ninety (90) days prior to the end of the year.

     4.   Henry agrees to pay Beemer Eight Thousand Three Hundred
Thirty-Three and Thirty-Three One-Hundredths Dollars ($8,333.33) per month. It is mutually understood that one-half of said monthly payment is compensation for services to be rendered by Beemer and one-half is consideration for his covenant not to compete.

          Any out-of-pocket expenses incurred by Beemer in connection with any service rendered by Beemer shall be reimbursed by Henry.

     5. During the term of this Agreement, upon reasonable prior notice, Beemer will make himself available for consulting at such time, such place and with such persons as Henry may designate. Any consultation services shall not require more than 118 hours in any quarter. Nothing in this Agreement shall be deemed to limit the right of Beemer to travel or

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to require him to reside at any particular place.

          Henry shall have the right to request Beemer to render consulting work in excess of 118 hours per quarter, for which Beemer shall be compensated at the rate of Two Hundred Ten Dollars ($210.00) per hour for such services, with the understanding that if Beemer should work less than 118 hours in any one quarter, he would not receive overtime compensation in a succeeding quarter until he had made up the deficiency in hours in the preceding quarter or quarters.

     6. This Agreement will terminate on the death or physical or mental disability of Beemer. Physical or mental disability shall be determined by a physician selected by Henry and Beemer shall make himself available for such an examination on reasonable notice. In the event Beemer or Henry should question the determination by the physician selected by Henry, either, on written notice to the other, may request a second examination by a physician selected by Beemer. If the determinations of the two physicians differ as to the physical or mental disability of Beemer as it affects his ability to render services as a consultant, then the two physicians shall select a third physician to examine Beemer and the decision as to disability of any two of the physicians shall be determinate of the issue. If the physician appointed by Henry and the physician appointed by Beemer cannot agree on the selection of a third physician, the selection shall be made by the presiding judge of the Superior Court of the State of California in and for the County of Los Angeles. In the event no decision as to disability can be reached by the three physicians, then a new physician will be selected following the procedures for the selection of physicians as outlined above.

     7. This Agreement may be terminated by Henry on written notice to Beemer for failure on the part of Beemer to render services within a reasonable time on requests that are within his capabilities and are in compliance with the provisions of paragraph 5 hereof. In the event Henry should seek to terminate this Agreement by reason of the failure of Beemer to perform the services called for under this Agreement, Henry must first give Beemer WRITTEN NOTICE THEREOF and Beemer shall have thirty (30) days in which to cure any default specified in such notice. On Beemer's failure to cure such default or defaults within said thirty-day period, Henry may terminate this Agreement and shall have no further obligations to Beemer.

     8. It is understood that Henry can request that Beemer continue as a member of Henry's Board of Directors and its executive committee.

     9. During the term of this Agreement, Beemer agrees with Henry that Beemer will not, unless authorized in writing by Henry, use for himself or for others, or publish or disclose to any third party any information, knowledge or data which is of a confidential nature, or any "trade secrets" of Henry. For the purpose of this Agreement, the term "trade secrets" includes all discoveries, inventions, improvements and ideas relating to any process, formula, machine, device, manufacture, composition of matter, plan or design, whether patentable or not, which Henry discloses to Beemer or of which Beemer is made aware during the term of this Agreement and which relate to Henry's coating, sealing and polyurethane foam business, or in which Henry is interested. It is agreed that it would be difficult to fully

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compensate Henry for damages for breach of the obligations of Beemer under this paragraph. Accordingly, Beemer specifically agrees that Henry, and any of its subsidiaries or successors, shall be entitled to temporary and permanent injunctive relief to enforce such obligations and that such relief may be granted without the necessity of proving actual damages. This provision with respect to injunctive relief shall not, however, diminish the right of Henry or any of its subsidiaries or successors to claim and recover damages in addition to injunctive relief. Nothing contained in this paragraph shall restrict the right of Beemer to consult with others in matters involved in the adhesive business.

     10. Neither party to this Agreement shall have the right to assign the same, without the consent of the other first being had. Notwithstanding the foregoing, Beemer shall have the right to assign the payments provided herein to a trust created by him for the benefit of his spouse and children. Such an assignment of payments shall not relieve Beemer in any respect from the performance of his obligations under this Agreement.

     11. In the event of any litigation between the parties for breach of or to enforce any provision or right hereunder, the prevailing party shall be entitled to recover its attorneys' and expert witnesses' fees and costs, in addition to such other relief as the court may award.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

HENRY COMPANY



by /s/ WARNER W. HENRY                       /s/ PAUL H. BEEMER
  ----------------------------               -------------------------
  Warner W. Henry                            PAUL H. BEEMER
  Chairman and Chief Executive
  Officer